Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1

TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT No. 1 (this “Agreement”), dated as of December 2, 2021, is made by and between II-VI Incorporated (the “Borrower”), the Lenders party hereto and Bank of America, N.A. (“Bank of America”), as Administrative Agent under the Existing Credit Agreement (as defined below) (in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, Bank of America, as the Administrative Agent, Swing Line Lender and an L/C Issuer, and the other Lenders party thereto, are parties to that certain Amended and Restated Credit Agreement, dated as of September 24, 2019 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower, the Lenders party hereto (which constitute Required Lenders) and the Agent have agreed to amend certain provisions of the Existing Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.   Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement (as defined below).

SECTION 2.   Amendment of the Existing Credit Agreement. Effective on and as of the Amendment Effective Date and subject to satisfaction of the conditions precedent set forth in Section 4 of this Agreement, the Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Annex A hereto (the Existing Credit Agreement, as so amended, and as further amended, restated, supplemented, waived or otherwise modified from time to time, the “Amended Credit Agreement”).

SECTION 3.   Representations and Warranties. The Borrower represents and warrants to the Agent and the Lenders that, as of the date hereof:

(a)     this Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(b)     the execution, delivery and performance by the Borrower of this Agreement, (x) have been duly authorized by all necessary corporate or other organizational action, and (y) do not (i) contravene the terms of the Borrower’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens permitted under Section 7.01 of the Amended Credit Agreement) under or require any payment to be made under (A) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (iii) violate any Law, in the case of clauses (ii) and (iii) above in any manner which could reasonably be expected to have a Material Adverse Effect;

(c)     the representations and warranties set forth herein and the Amended Credit Agreement and the other Loan Documents are true and correct in all material respects (or, if qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of the Amendment Effective Date after giving effect hereto with the same effect as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality or reference to Material Adverse Effect, in all respects) as of such earlier date; and

(d)     no Event of Default or Default has occurred and is continuing on and as of the Amendment Effective Date, or will occur after giving effect to this Amendment.

SECTION 4.   Conditions to Effectiveness of Amendments. The amendments set forth in Section 2 of this Agreement shall become effective on the date (the “Amendment Effective Date”) on which each of the following conditions are satisfied or waived:

(a)     the Agent (or its counsel) shall have received a signed counterpart of this Agreement from each of the Borrower, the Lenders party hereto (which constitute Required Lenders) and the Agent; and

(b)     all fees and expenses (including the reasonable fees and expenses of counsel to the Agent) required to be paid, and all expenses for which invoices have been presented, on or before the Amendment Effective Date, have been paid in full.

SECTION 5.   Reference to and Effect on the Loan Documents. On and after the Amendment Effective Date, each reference in the Amended Credit Agreement to “hereunder”, “hereof”, “Agreement”, “this Agreement” or words of like import and each reference in the other Loan Documents to “Credit Agreement”, “thereunder”, “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Amended Credit Agreement. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 6.   Execution in Counterparts. This Agreement may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Agreement. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Agent of a manually signed paper document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”) which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. For purposes of this Section 6, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

SECTION 7.   Amendments; Headings; Severability. This Agreement may not be amended nor may any provision hereof be waived except as set forth in Section 10.01 of the Amended Credit Agreement. The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.   Governing Law, Venue, Jury Trial, Etc. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THIS AGREEMENT IS SUBJECT TO THE PROVISIONS OF SECTIONS 10.14(b) THROUGH (d) AND 10.16 OF THE AMENDED CREDIT AGREEMENT RELATING TO JURISDICTION, SERVICE OF PROCESS AND WAIVER OF RIGHT TO TRIAL BY JURY, THE PROVISIONS OF WHICH ARE BY THIS REFERENCE INCORPORATED HEREIN IN FULL.

SECTION 9.   No Novation. From and after the Amendment Effective Date, this Agreement shall constitute a Loan Document for all purposes of the Amended Credit Agreement and the other Loan Documents. The parties hereto expressly acknowledge that this Agreement shall not extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or any other Loan Document or discharge or release any Lien or priority of or under any Collateral Document or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or any other Loan Document or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith and except to the extent repaid as provided herein. Nothing implied in this Agreement or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties under any Loan Document from any of its obligations and liabilities as a borrower, guarantor or pledgor under any of the Loan Documents.

SECTION 10.   Reaffirmation. By its signature forth below, the Borrower hereby ratifies and confirms to the Agent and the Lenders that, after giving effect to this Agreement and the transactions contemplated hereby, each of the Amended Credit Agreement, Security Agreement and each other Loan Document to which the Borrower is a party continues in full force and effect and is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and the Borrower hereby ratifies and confirms each such Loan Document. In addition, the Borrower reaffirms in all respects the security interests and Liens granted by the Borrower in and to the Collateral under the terms and conditions of the Collateral Documents to secure the Obligations and agrees that such security interests and Liens remain in full force and effect and are hereby ratified, reaffirmed and confirmed in all respects.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

II-VI INCORPORATED, as the Borrower

By:	/s/ Mary Jane Raymond
Name: Mary Jane Raymond
Title: Chief Financial Officer and Treasurer

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

Acknowledged: BANK OF AMERICA, N.A., as Agent

By:	/s/ Eric M. Del Viscio
Name: Eric M. Del Viscio
Title: Senior Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

Agreed to and accepted: BANK OF AMERICA, N.A., as a Lender

By:	/s/ Eric M. Del Viscio
Name: Eric M. Del Viscio
Title: Senior Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

Agreed to and accepted: PNC Bank, as a Lender

By:	/s/ Mary Molnar
Name: Mary Molnar
Title: Senior Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

Agreed to and accepted: Citizens Bank, N.A., as a Lender

By:	/s/ Donald P. Haddad
Name: Donald P. Haddad
Title: Senior Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

Agreed to and accepted: Bank of Montreal, as a Lender

By:	/s/ Michael Kus
Name: Michael Kus
Title: Managing Director

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

Agreed to and accepted: TRUIST BANK, as a Lender

By:	/s/ Jason Hembree
Name: Jason Hembree
Title: Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

Agreed to and accepted: TD BANK, N.A., as a Lender

By:	/s/ Steve Levi
Name: Steve Levi
Title: Senior Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

Agreed to and accepted: FIRST NATIONAL BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Chris Neve
Name: Chris Neve
Title: Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

Agreed to and accepted: Santander Bank NA, as a Lender

By:	/s/ Jennifer Baydian
Name: Jennifer Baydian
Title: Senior Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

Agreed to and accepted: Mizuho Bank, Ltd., as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

Agreed to and accepted: JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Caitlin Stewart
Name: Caitlin Stewart
Title: Executive Director

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

Agreed to and accepted: BANNER BANK, as a Lender

By:	/s/ Thomas Marks
Name: Thomas Marks
Title: Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

Agreed to and accepted: TriState Capital Bank, as a Lender

By:	/s/ Ellen Frank
Name: Ellen Frank
Title: Senior Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement]

ANNEX A

Amended Credit Agreement

[See attached.]

EXECUTION VERSION

DEAL CUSIP: 45173JAF1

REVOLVER CUSIP: 45173JAG9

TERM A CUSIP: 45173JAH7

TERM B CUSIP: 45173JAK0

DELAYED DRAW TERM CUSIP: 45173JAL8

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 24, 2019

among

II-VI INCORPORATED,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and an L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

BANK OF AMERICA, N.A.,

PNC CAPITAL MARKETS LLC,

BMO CAPITAL MARKETS CORP, CITIZENS BANK, N.A., FIFTH THIRD BANK,

MUFG BANK, LTD., SUNTRUST ROBINSON HUMPHREY, INC. and

TD SECURITIES (USA) LLC

as Joint Lead Arrangers and Joint Bookrunners

PNC CAPITAL MARKETS LLC,

BMO CAPITAL MARKETS CORP and CITIZENS BANK, N.A.

as Co-Syndication Agents

FIFTH THIRD BANK, FIRST NATIONAL BANK OF PENNSYLVANIA,

HSBC BANK USA, N.A., SANTANDER BANK, N.A.,

SUNTRUST BANK, MUFG BANK, LTD. and TD BANK, N.A.

as Co-Documentation Agents

TABLE OF CONTENTS

PAGE
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms	1
1.02 Other Interpretive Provisions	~~46~~47
1.03 Accounting Terms	~~47~~48
1.04 Rounding	~~48~~49
1.05 Exchange Rates; Currency Equivalents	~~48~~49
1.06 Additional Alternative Currencies	~~49~~50
1.07 Change of Currency	~~50~~51
1.08 Times of Day	~~50~~51
1.09 Letter of Credit Amounts	~~50~~51
1.10 Limited Condition Acquisition	~~50~~51

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans and Term Loans	~~51~~53
2.02 Borrowings, Conversions and Continuations of Loans	~~52~~54
2.03 Letters of Credit	~~54~~56
2.04 [Reserved]	~~64~~65
2.05 Swing Line Loans	~~64~~65
2.06 Prepayments	~~66~~68
2.07 Termination or Reduction of Commitments	~~71~~72
2.08 Repayment of Loans	~~71~~73
2.09 Interest	~~72~~74
2.10 Fees	~~73~~74
2.11 Computation of Interest and Fees	~~73~~75
2.12 Evidence of Debt	~~74~~76
2.13 Payments Generally; Administrative Agent’s Clawback	~~75~~76
2.14 Sharing of Payments by Lenders	~~77~~78
2.15 [Reserved]	~~77~~79
2.16 Increase in Commitments	~~77~~79
2.17 Cash Collateral	~~81~~83
2.18 Defaulting Lenders	~~82~~84
2.19 Designated Lenders	~~85~~86
2.20 Refinancing Facilities	~~85~~86

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes	~~87~~88
3.02 Illegality	~~91~~93

i

3.03 Inability to Determine Rates	~~92~~94
3.04 Increased Costs; Reserves on Eurocurrency Rate Loans	~~93~~95
3.05 Compensation for Losses	~~95~~97
3.06 Mitigation Obligations; Replacement of Lenders	~~96~~97
3.07 Successor LIBOR	~~96~~98
3.08 Survival	~~97~~99

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions to the Closing Date	~~97~~99
4.02 Conditions to all Credit Extensions	~~101~~102
4.03 Conditions to Delayed Draw Term A Loans	~~101~~103

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

5.01 Existence, Qualification and Power	~~102~~104
5.02 Authorization; No Contravention	~~102~~104
5.03 Governmental Authorization; Other Consents	~~102~~104
5.04 Binding Effect	~~103~~104
5.05 Financial Statements; No Material Adverse Effect	~~103~~104
5.06 Litigation	~~103~~105
5.07 No Default	~~103~~105
5.08 Ownership of Property; Liens	~~104~~105
5.09 Environmental Compliance	~~104~~105
5.10 Insurance	~~104~~105
5.11 Taxes	~~104~~105
5.12 ERISA Compliance	~~104~~106
5.13 Subsidiaries; Equity Interests	~~105~~106
5.14 Margin Regulations; Investment Company Act	~~105~~107
5.15 Disclosure	~~105~~107
5.16 Compliance with Laws	~~106~~107
5.17 [Reserved]	~~106~~107
5.18 Casualty, Etc	~~106~~107
5.19 Solvency	~~106~~108
5.20 Intellectual Property; Licenses, Etc	~~106~~108
5.21 Labor Matters	~~106~~108
5.22 OFAC and Anti-Money Laundering	~~107~~108
5.23 Anti-Corruption Laws	~~107~~108
5.24 Collateral Documents	~~107~~108
5.25 Status as Senior Debt	~~107~~109
5.26 EEA Financial Institutions	~~107~~109

ARTICLE VI.
AFFIRMATIVE COVENANTS

6.01 Financial Statements	~~108~~109
6.02 Certificates; Other Information	~~108~~110
6.03 Notices	~~110~~112
6.04 Payment of Obligations	~~110~~112
6.05 Preservation of Existence, Etc	~~111~~112
6.06 Maintenance of Properties	~~111~~113
6.07 Maintenance and Evidence of Insurance	~~111~~113
6.08 Compliance with Laws	~~112~~113
6.09 Books and Records	~~112~~114
6.10 Inspection Rights	~~112~~114
6.11 Use of Proceeds	~~113~~114
6.12 Compliance with Environmental Laws	~~113~~114
6.13 Ratings	~~113~~115
6.14 Covenant to Guarantee Obligations	~~113~~115
6.15 Covenant to Give Security	~~114~~115
6.16 Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions	~~114~~116
6.17 Further Assurances	~~115~~116
6.18 [Reserved]	~~115~~116
6.19 Post-Closing Obligations	~~115~~116

ARTICLE VII.
NEGATIVE COVENANTS

7.01 Liens	~~115~~117
7.02 Investments	~~118~~120
7.03 Indebtedness	~~120~~122
7.04 Fundamental Changes	~~123~~125
7.05 Dispositions	~~124~~126
7.06 Restricted Payments and Junior Payments	~~126~~129
7.07 Change in Nature of Business	~~127~~129
7.08 Transactions with Affiliates	~~127~~129
7.09 Burdensome Agreements	~~128~~129
7.10 Use of Proceeds	~~129~~132
7.11 Financial Covenants	~~129~~132
7.12 Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity	~~130~~132
7.13 Sale Leasebacks	~~130~~132
7.14 Amendments to and Prepayments of Additional Indebtedness	~~130~~133
7.15 Unrestricted Subsidiaries	~~131~~133
7.16 Sanctions	~~131~~133
7.17 Anti-Corruption Laws	~~132~~133

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default	~~132~~134
8.02 Remedies Upon Event of Default	~~134~~136
8.03 Application of Funds	~~135~~137

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01 Appointment and Authority	~~136~~138
9.02 Rights as a Lender	~~137~~139
9.03 Exculpatory Provisions	~~137~~139
9.04 Reliance by Administrative Agent	~~138~~140
9.05 Delegation of Duties	~~138~~140
9.06 Resignation of Administrative Agent	~~139~~141
9.07 Non-Reliance on Administrative Agent and Other Lenders	~~140~~142
9.08 No Other Duties, Etc	~~140~~142
9.09 Administrative Agent May File Proofs of Claim; Credit Bidding	~~141~~143
9.10 Collateral and Guaranty Matters	~~142~~144
9.11 Secured Cash Management Agreements and Secured Swap Contracts	~~143~~145
9.12 ERISA Matters	~~143~~145

ARTICLE X.
MISCELLANEOUS

10.01 Amendments, Etc	~~144~~146
10.02 Notices; Effectiveness; Electronic Communication	~~149~~151
10.03 No Waiver; Cumulative Remedies; Enforcement	~~151~~153
10.04 Expenses; Indemnity; Damage Waiver	~~152~~154
10.05 Payments Set Aside	~~154~~156
10.06 Successors and Assigns	~~154~~156
10.07 Treatment of Certain Information; Confidentiality	~~161~~163
10.08 Right of Setoff	~~162~~164
10.09 Interest Rate Limitation	~~162~~164
10.10 Counterparts; Integration; Effectiveness	~~163~~165
10.11 Survival of Representations and Warranties	~~163~~165
10.12 Severability	~~163~~165
10.13 Replacement of Lenders	~~163~~165
10.14 Governing Law; Jurisdiction; Etc	~~164~~166
10.15 [Reserved]	~~165~~167
10.16 Waiver of Jury Trial	~~165~~167
10.17 No Advisory or Fiduciary Responsibility	~~166~~168
10.18 Electronic Execution of Assignments and Certain Other Documents	~~166~~168
10.19 USA PATRIOT Act	~~166~~168
10.20 Judgment Currency	~~167~~169
10.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~167~~169

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of equity securities of the Borrower carrying thirty-five percent (35%) or more of the voting power of all outstanding equity securities of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) a “change of control” or any comparable term under, and as defined in, the 2022 Notes (if the 2022 Notes are then outstanding) shall have occurred.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Term A Loans, Delayed Draw Term A Loans, Term B Loans, Revolving Loans, Incremental Term Loans or Incremental Revolving Increases; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Term A Loans, Delayed Draw Term A Loans, Term B Loans, Revolving Loans, or Incremental Term Loans or Incremental Revolving Increases.

“Closing Date” means the date on which the conditions set forth in Section 4.01 are satisfied or waived in accordance with Section 10.01. For the avoidance of doubt, the Closing Date occurred on September 24, 2019.

“Code” means the Internal Revenue Code of 1986.

“Coherent” means Coherent, Inc., a Delaware corporation.

“Coherent Acquisition” means the direct or indirect acquisition by the Borrower of Coherent and its subsidiaries pursuant to the Coherent Merger Agreement.

“Coherent Acquisition Permitted Notes” means the senior unsecured notes to be issued by the Borrower for the purpose of financing in part the Coherent Acquisition; provided that either (a) the proceeds of such notes shall be held in escrow pending the consummation of the Coherent Acquisition and shall be promptly applied to prepay or redeem all such notes if the Coherent Acquisition is not consummated (this clause (a), an “Escrow Redemption”) and/or (b) such notes shall contain a “special mandatory redemption” provision which requires all such notes to be prepaid or redeemed if the

Coherent Acquisition is not consummated (this clause (b), a “Special Mandatory Redemption”), in each case pursuant to the terms of and by the date specified in the definitive documentation relating to such notes.

“Coherent Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 25, 2021, by and among Coherent, the Borrower, and Watson Merger Sub Inc., a Delaware corporation (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, amended and restated, supplemented, consented to, waived or otherwise modified form time to time).

“Collateral” means a collective reference to all property with respect to which Liens in favor of the Administrative Agent are purported to be granted pursuant to and in accordance with the Collateral Documents.

“Collateral Agent” means Bank of America, acting as collateral agent for the Secured Parties, together with its permitted successors and assigns in such capacity.

“Collateral Documents” means a collective reference to the Security Agreement, the Guaranty Agreement and all other security or pledge agreements or documents as may be executed and delivered by any Loan Party pursuant to the terms of Section 6.14 or Section 6.15 or any of the Loan Documents.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender, the Term B Loan Commitment of such Lender, the Term A Loan Commitment of such Lender and/or the Delayed Draw Term A Loan Commitment of such Lender and shall include, as the context requires, any unfunded commitment of such Lender to fund any portion of an Incremental Term Loan.

“Commitment Letter” means that certain Second Amended and Restated Commitment Letter dated as of December 14, 2018 by and among the Arrangers and the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.).

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Existing Convertible Notes” means (a) the 2036 Notes and (b) the 2033 Notes.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net earnings (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” shall mean, as of any date of determination, all assets of the Borrower and its Restricted Subsidiaries (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower as current assets as of such date.

“Consolidated Current Liabilities” shall mean, as of any date of determination, all liabilities (without duplication) of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities as of such date; provided, however, that Consolidated Current Liabilities shall not include (a) current maturities of any long-term Indebtedness, (b) outstanding revolving loans and (c) the current portion of any other long-term liabilities.

“Consolidated Excess Cash Flow Prepayment Date” has the meaning specified in Section 2.06(b)(iii).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all debt for borrowed money (including Obligations hereunder) and all debt evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) without duplication, all obligations (whether direct or contingent) arising under drawn letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Restricted Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Restricted Subsidiary; provided, that Consolidated Funded Indebtedness shall exclude any intercompany loans amongst the Borrower and its Restricted Subsidiaries.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, original issue discount, commissions, debt discount, fees, charges and related expenses of the Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP; provided, that, Consolidated Interest Charges shall exclude any interest, premium payments, original issue discount, commissions, debt discount, fees, charges and related expenses in connection with the Coherent Acquisition Permitted Notes.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four (4) prior fiscal quarters ending on (or immediately prior to) such date to (b) Consolidated Interest Charges for such period.

“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net earnings of the Borrower and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Secured Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, all Consolidated Funded Indebtedness secured by Liens.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness as of such date minus the unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as determined in accordance with GAAP to (b) Consolidated EBITDA for the period of the four (4) fiscal quarters most recently ended; provided that the Consolidated Secured Net Leverage Ratio shall exclude the “netting” of the cash proceeds of the Coherent Acquisition Permitted Notes and shall exclude any Indebtedness pursuant to the Coherent Acquisition Permitted Notes.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date minus the unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as determined in accordance with GAAP to (b) Consolidated EBITDA for the period of the four (4) fiscal quarters most recently ended; provided that the Consolidated Total Net Leverage Ratio shall exclude the “netting” of the cash proceeds of the Coherent Acquisition Permitted Notes and shall exclude any Indebtedness pursuant to the Coherent Acquisition Permitted Notes.

“Consolidated Working Capital” means, as of any date of determination, Consolidated Current Assets as of such date minus Consolidated Current Liabilities as of such date; provided that there shall be excluded (a) the effect of reclassification during such period between current assets and long term assets and current liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Swap Contract, and (d) the application of purchase or recapitalization accounting.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote more than twenty-five percent (25%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement and/or blocked account agreement in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero, equal to the aggregate sum of the Retained Percentage of Consolidated Excess Cash Flow for all Excess Cash Flow Periods commencing with the Excess Cash Flow Period ending June 30, 2020 (which for the avoidance of doubt, shall not be less than zero for any single Excess Cash Flow Period).

“Debt Issuance” means the issuance by any Loan Party of any Indebtedness other than Indebtedness permitted under Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions (including any applicable foreign jurisdiction) from time to time in effect and affecting the rights of creditors generally.

Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Escrow Redemption” has the meaning specified in the definition of “Coherent Acquisition Permitted Notes.”

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan:

(i) that is denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such currency for a period equal in length to such Interest Period) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii) that is denominated in Swedish Krona, the rate per annum equal to the Stockholm Interbank Offered Rate (“STIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., Stockholm, Sweden time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(iii) that is denominated in a Non-LIBOR Quoted Currency (other than those currencies listed in (i) and (ii) above), the rate per annum designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06(a); and

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided that if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05. For purposes of this definition, “Hedge Bank” and “Cash Management Bank” shall only include any Person, only if and for so long as, such Person is an Agent, a Lender or an Affiliate of any Lender or Agent.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit K.

“Secured Swap Contract” means any Swap Contract between any Loan Party or any Restricted Subsidiary and any Hedge Bank. For the avoidance of doubt, a holder of Obligations in respect of a Secured Swap Contract shall be subject to the provisions of the last paragraph of Section 8.03 and the provisions of Section 9.11.

“Security Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by the Borrower and the other Loan Parties.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, which for this purpose shall include rights of contribution in respect of obligations for which such Person has provided a Guarantee, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, which for this purpose shall include rights of contribution in respect of obligations for which such Person has provided a Guarantee, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Solvency Certificate” means a certificate substantially in the form of Exhibit G hereto.

“Special Mandatory Redemption” has the meaning specified in the definition of “Coherent Acquisition Permitted Notes.”

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Merger Agreement Representations” means the representations made by or with respect to the Company and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or the Borrower’s Affiliates) have the right to terminate the Borrower’s (or such Affiliate’s) obligations under the Merger Agreement (or to decline to consummate the Finisar Acquisition) as a result of a breach of such representation or warranty.

“Specified Pro Rata Lenders” means each Term A Lender and/or Revolving Lender other than any such Lender party to the Existing Credit Agreement whose Commitment remains unchanged as of such date.

Subsidiary to permit satisfaction of overdraft or similar obligations or to secure negative cash balances in local accounts of foreign Restricted Subsidiaries incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits and (iii) Liens on the proceeds of any Indebtedness permitted to be incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account or into a segregated account on customary terms to secure such Indebtedness pending the application of proceeds to finance such transaction;

(y) Liens securing insurance premium financing arrangements; provided, that such Liens only encumber the insurance premiums, policies or dividends with respect to the policies that were financed with the funds advanced under such arrangements;

(z) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(aa) Liens arising out of conditional sale, title retention, consignment, bailment or similar arrangements for the purchase, sale or shipment of goods entered into in the ordinary course of business;

(bb) Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired by the Borrower or any Restricted Subsidiary to be applied against the purchase price therefor or otherwise in connection with any escrow arrangements with respect thereto or any disposition permitted under Section 7.05 and (ii) consisting of an agreement to dispose of any property in a disposition permitted under Section 7.05 solely to the extent such disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(cc) Liens on securities which are the subject of repurchase agreements referred to in the definition of “Cash Equivalents” granted under such repurchase agreements in favor of the counterparties thereto;

(dd) undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions incidental to current operations which have not at the time been filed or registered in accordance with applicable Law or of which written notice has not been duly given in accordance with applicable Law, or which although filed or registered, relate to obligations not due or delinquent;

(ee) Liens not otherwise permitted by this Section 7.01 securing obligations in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding; and

(ff) from and after the Delayed Draw Term A Loan Termination Date, unlimited Liens on property constituting Collateral securing Indebtedness permitted under Section 7.03 on a junior basis with the Liens securing the Obligations so long as (x) the Consolidated Secured Net Leverage Ratio is equal to or less than the lesser of (i) 3.25:1.00 or (ii) the Incremental Incurrence Ratio, on a Pro Forma Basis and (y) such Indebtedness is subject to an intercreditor agreement that is reasonably satisfactory to the Administrative Agent.

(q) Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries;

(r) (i) Indebtedness in respect of guarantees of the obligations of suppliers, customers and licensees in the ordinary course of business and (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(s) unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default;

(t) Indebtedness consisting of obligations owing under any dealer, customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(u) Indebtedness consisting of (i) take-or-pay obligations contained in supply arrangements and/or (ii) obligations to reacquire assets or inventory in connection with customer financing arrangements, in each case, in the ordinary course of business;

(v) Indebtedness of any Restricted Subsidiary that is a Non-U.S. Subsidiary under (i) the Yen Revolving Credit Agreement (Japan) in a maximum principal amount of Yen 500,000,000 at any time outstanding or (ii) any other local overdraft, working capital, letter of credit or other facility or extension of credit from third parties, in each case incurred in the ordinary course of business of such Non-U.S. Subsidiary, in an aggregate amount for all such Indebtedness incurred pursuant to this clause (v)(ii) not to exceed $75,000,000 at any time outstanding; provided that, in the event that any such facility is secured, to the extent deemed necessary or appropriate by the Administrative Agent in its sole discretion, any such secured Indebtedness shall be subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent;

(w) to the extent constituting Indebtedness, customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(x) [reserved];

(y) other Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; ~~and~~

(z) the 2033 Notes and the 2036 Notes; and

(aa) Indebtedness in respect of the Coherent Acquisition Permitted Notes.

7.04 Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

such Disposition does not involve a Disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a Disposition otherwise permitted under this Section 7.05.

To the extent any Collateral is disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Collateral Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

7.06 Restricted Payments and Junior Payments. Declare or make, directly or indirectly, any Restricted Payment or any Junior Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Borrower may make Restricted Payments and Junior Payments in an aggregate amount not to exceed the Available Amount; so long as both before and after giving effect to such Restricted Payments or Junior Payments, on a Pro Forma Basis, (x) the Consolidated Total Net Leverage Ratio shall be at least 0.50 to 1.00 inside the required Consolidated Total Net Leverage Ratio set forth in Section 7.11(b) and (y) no Default or Event of Default then exists or would result therefrom;

(e) to the extent constituting Restricted Payments and/or Junior Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate the transactions expressly permitted under Section 7.04 and Section 7.08 (other than pursuant to clause (c) of such Section) and may redeem, refinance or otherwise pay or prepay, or settle any conversion of all or any portion of, the 2022 Notes, the 2033 Notes and the 2036 Notes; and

(f) the Borrower may make Restricted Payments and Junior Payments (including, without limitation, normal-course issuer bids) in an aggregate amount during the term of this Agreement not to exceed the sum of (i) $50,000,000 plus (ii) an unlimited amount so long as both before and after giving effect to such Restricted Payment or Junior Payment, as applicable, pursuant to this Section 7.06(f)(ii), on a Pro Forma Basis, the then applicable Consolidated Total Net Leverage Ratio shall be less than 2.75:1.00; provided that no Default or Event of Default then exists or would result therefrom.

(g) the Borrower and each Subsidiary may make Restricted Payments and/or Junior Payments to redeem, refinance or otherwise pay or prepay the Coherent Acquisition Permitted Notes in each case as required pursuant to an Escrow Redemption and/or a Special Mandatory Redemption in accordance with the terms of the Coherent Acquisition Permitted Notes.

subleases, licenses, sublicenses, joint venture agreements and other agreements, in each case entered into in the ordinary course of business;

(e) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements applicable solely to such partnership, limited liability company or joint venture;

(f) that are assumed in connection with any acquisition of property or the Equity Interests of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Equity Interests of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(g) set forth in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the property and/or assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(h) set forth in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis;

(i) set forth in documents which exist on the Closing Date and were not created in contemplation thereof and which are set forth on Schedule 7.09;

(j) on cash, other deposits or net worth or similar restrictions imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such cash, other deposits or net worth or similar restrictions exist;

(k) arising in any Swap Contract and/or any agreement relating to any Swap Obligation or obligations of the type referred to in Section 7.03(d);

(l) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred hereunder if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower);

(m) relating to any asset (or all of the assets) of and/or the Equity Interests of any Restricted Subsidiary which are imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Equity Interests of the relevant Person that is permitted or not restricted by this Agreement;

(n) set forth in any agreement relating to any Permitted Lien that limits the right of the Borrower or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto; ~~and~~

(o) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing are, in the reasonable judgment of the Borrower, not materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(p) set forth in the definitive documentation relating to the Coherent Acquisition Permitted Notes.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Except with the consent of the Required Pro Rata Facilities Lenders, permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00:1.00.

(b) Consolidated Total Net Leverage Ratio. Except with the consent of the Required Pro Rata Facilities Lenders, permit the Consolidated Total Net Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than the applicable level set forth below opposite such fiscal quarter under the heading “Consolidated Total Net Leverage Ratio”:

Periods Ending	Consolidated Total Net Leverage Ratio
First four fiscal quarters after the Closing Date, commencing with the first full fiscal quarter after the Closing Date	5.00 to 1.00
Fifth fiscal quarter through and including the eighth fiscal quarter after the Closing Date	4.50 to 1.00
Each subsequent fiscal quarter	4.00 to 1.00

7.12 Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders;

(b) Change the Borrower’s fiscal year;

(c) Without providing ten (10) days (or such lesser period as the Administrative Agent may agree) prior written notice to the Administrative Agent, change its name, jurisdiction of formation or form of organization; or

(d) Make any material change in accounting policies or reporting practices, except as required by GAAP.

7.13 Sale Leasebacks. Enter into any Sale and Leaseback Transaction; provided that any Sale and Leaseback Transaction shall be permitted so long as such Sale and Leaseback Transaction (1) cash consideration is received by the Borrower or any of its Restricted Subsidiaries for the property subject thereto, (2) the Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the property sold pursuant to all such Sale and Leaseback Transactions under this Section 7.13 shall not exceed $50,000,000.

7.14 Amendments to and Prepayments of Additional Indebtedness.

(a) Amend or modify any of the terms of any Additional Indebtedness if after giving effect to such amendment or modification the terms of such Additional Indebtedness would not satisfy the requirements of clauses (iv) through (vii) of Section 7.03(h);

(b) Make (or give any notice with respect thereto) any voluntary prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange, any Additional Indebtedness except for (i) Junior Payments permitted by Section 7.06 and (ii) in the case of the giving of notice with respect to any such voluntary prepayment, redemption, acquisition for value, refund, refinance or exchange, any such notice given in connection with the repayment in full of all Obligations and the termination of the Aggregate Commitments;

Nothing herein is intended to limit or restrict in any manner or otherwise alter or modify any right of the Borrower or any Subsidiary to redeem, refinance or otherwise pay or prepay, or settle any conversion of all or any portion of, the 2022 Notes, the 2033 Notes and the 2036 Notes. Notwithstanding anything to the contrary herein, the Borrower may (i) make interest payments with respect to the Coherent Acquisition Permitted Notes, (ii) consummate an Escrow Redemption and/or a Special Mandatory Redemption, as applicable, in each case pursuant to the terms of the Coherent Acquisition Permitted Notes and (iii) amend or modify the definitive documentation relating to the Coherent Acquisition Permitted Notes provided that such Coherent Acquisition Permitted Notes continue to satisfy the requirements set forth in the definition of “Coherent Acquisition Permitted Notes”.

(c) Amend or modify any of the subordination provisions applicable to any Subordinated Indebtedness without the prior written consent of the Administrative Agent; or

(d) Make any payments in respect of any Subordinated Indebtedness in violation of the subordination provisions applicable to such Subordinated Indebtedness.

7.15 Unrestricted Subsidiaries.

(a) The Borrower shall not designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary unless (i) no Default or Event of Default shall exist immediately prior or immediately after giving effect to such designation; (ii) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to such designation on a Pro Forma Basis, the Loan Parties would be in Pro Forma Compliance; and (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if such Restricted Subsidiary Guarantees any indebtedness in excess of the Threshold Amount of the Borrower or any Restricted Subsidiary.